Filed Pursuant to Rule 424b(3)
                                                         Registration #333-94099

PROSPECTUS
                                2,207,602 SHARES

                            SKYMALL, INC.COMMON STOCK


         We have issued 91,320 shares of our Series A Junior Convertible Preferred Stock, which are convertible into 1,304,571 shares of our common stock, and 853,031 warrants to purchase 853,031 shares of our common stock in a private placement completed in December 1999. The private placement was completed pursuant to the terms of a Stock and Warrant Purchase Agreement dated as of December 20, 1999. Of such shares of preferred stock and warrants, 91,320 shares of preferred stock and 652,289 warrants were issued to the investors in the private placement and 200,742 warrants were issued to the placement agents that assisted the Company in completing the private placement. In addition, we have issued 50,000 warrants to purchase 50,000 shares of common stock to an investor relations consultant for the Company. The investors, the placement agents and the consultant (which we collectively refer in this prospectus as the "selling shareholders") can use this prospectus to sell to other purchasers some or all of the shares of common stock they will receive by converting the preferred stock to common stock or exercising the warrants. Each selling shareholder may sell the common stock in ordinary broker's transactions, directly to market makers in our common stock, in private transactions or any of the other methods of distribution that are described in this prospectus under the section titled "Plan of Distribution."

         The selling shareholders will receive all of the amounts received upon any sale by them of the common stock, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of the common stock by the selling shareholders. However, we will receive up to $7,229,017 as payment of the warrant exercise price for the common stock underlying the warrants if all of the warrants are exercised. We are paying for the costs of registering the shares covered by this prospectus.

         The selling shareholders and the brokers or other third parties through whom the selling shareholders sell the common stock may be deemed "underwriters" as that term is defined in the Securities Act of 1933, as amended, for purposes of the resale of the shares of common stock offered in this prospectus.

     Our common stock is traded on the Nasdaq National Market under the symbol "SKYM." According to Nasdaq, on March 9, 2000, the last reported sale price for our common stock was $7.9375.

BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS, WE URGE YOU TO READ AND CAREFULLY CONSIDER THE RISK FACTORS DISCUSSED IN THIS PROSPECTUS, BEGINNING ON PAGE 9. YOU SHOULD BE PREPARED TO ACCEPT ALL OF THOSE RISKS, INCLUDING THE RISK THAT YOU COULD LOSE YOUR ENTIRE INVESTMENT IN THE
COMMON  STOCK,  AS  WELL  AS ANY  OTHER  RISKS  THAT  MAY BE  DISCUSSED  IN THIS
PROSPECTUS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                  The date of this Prospectus is March 10, 2000

YOU SHOULD ONLY RELY UPON THE INFORMATION INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT THAT IS DELIVERED TO YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION.

THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE SUCH AN OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE LATER THAN THE DATE OF SUCH DOCUMENT.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we have filed at the SEC's Public Reference Room located at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at World Trade Center, 13th Floor, New York, New York, 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-732-0330 for more information about the Public Reference Room facilities. Our SEC filings are also available to you free of charge at the SEC's website at HTTP://WWW.SEC.GOV.

         Copies of publicly available documents that we have filed with the SEC can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered under this prospectus. This prospectus is part of the registration statement; however, the prospectus does not include all of the information included in the registration statement and its exhibits. As a result, you should refer to the registration statement for additional information about us and the common stock offered under this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement are not necessarily complete and you should review the referenced document itself for a complete understanding of its terms.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFRENCE

         Some of the information that we are required to include in the registration statement has been "incorporated by reference." This means that we have disclosed information to you simply by referring you to documents other than the registration statement. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update the registration statement. The documents that we have previously filed and that are incorporated by reference include the following:

         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
         o Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999;
         o    Our Current Report on Form 8-K filed April 13, 1999;
         o    Our Current Report on Form 8-K filed September 23, 1999;
         o    Our Current Report on Form 8-K filed October 5, 1999;
         o    Our Current Report on Form 8-K filed January 3, 2000;
         o    Our Current Report on Form 8-K filed January 4, 2000;
         o    Our Current Report on Form 8-K filed March 2, 2000;
         o Our Definitive Proxy Statement for our 1999 Annual Meeting of Shareholders held on June 4, 1999;
         o    Our  Definitive  Proxy  Statement  for  our   Special  Meeting  of
              Shareholders held on March 10, 2000; and
         o The description of our Common stock included in our Registration Statement on Form 8-A, filed October 31, 1996, including all amendments or reports filed for the purpose of updating the description.

         All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the date that this offering of our common stock is terminated, will automatically be incorporated by reference into this prospectus. We will provide you with copies of any of the documents incorporated by reference, at no charge to you; however, we will not deliver copies of any exhibits to such documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

                                  SKYMALL, INC.
                              1520 EAST PIMA STREET
                             PHOENIX, ARIZONA 85034
                              ATTN: GENERAL COUNSEL
                            TELEPHONE: (602) 254-9777



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

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY SHOULD BY READ BY YOU TOGETHER WITH THE MORE DETAILED INFORMATION INCLUDED IN OTHER SECTIONS OF THIS PROSPECTUS. IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" AT PAGE 9 OF THIS PROSPECTUS.

     Throughout this prospectus, we refer to SkyMall, Inc. and its subsidiaries as "us", "we", "our", "SkyMall" or the "Company".


                                   THE COMPANY

     Founded in 1989, SkyMall, Inc., a Nevada corporation, is an integrated specialty retailer that markets high-quality products and services through a number of unique channels and partnerships. The Company offers its products and services via various media, including the SkyMall in-flight print catalogs, workplace catalogs, multi-media CD-ROM and on the Internet at WWW.SKYMALL.COM, WWW.SKYMALLTRAVEL.COM and WWW.DURHAM.SKYMALL.COM.

     We offer a diverse variety of products from numerous retailers and product categories, including clothing, fashion accessories, health and beauty aids, children's toys, executive gifts, educational products, gourmet cooking aids, exercise equipment, jewelry, luggage, travel aids, and home accessories. Some of the retailers who offer their products and/or services through our print catalogs or on our Web site are: American Country Home, Australian Outback Collection, Balducci's, Canadian Geographic, Claire Murray, Frontgate(R), FTD.com, Garden.com, Hammacher Schlemmer(R), Herrington(R), Improvements(R),
Langenbach, Lillian Vernon(R), L.L. Bean(R), Orvis(R), Samsung, Seiko, Successories(R), The Sharper Image(R), T. Shipley(R), The Wine Enthusiast(TM), and WorldClass Concierge Services(R).

     Our principal executive offices are located at and our mailing address is 1520 East Pima Street, Phoenix, Arizona 85034. Our telephone number is (602) 254-9777.


                                 OUR OPERATIONS

     SkyMall is a "one-stop" shopping source for customers who may purchase a variety of merchandise from many different well-known merchants in a single transaction. Although most of the merchandise offered in the SkyMall catalogs is available from other catalog and retail companies, each of these companies typically has its own policies for shipping and handling charges, merchandise returns, sales taxes and price guarantees, as well as its own Web site. In addition, each company typically has different customer service hours and credit and payment policies. By aggregating the merchandise of our various participating merchants into a single location in our print catalog and on our Web site, we afford our customers access to thousands of products and the convenience of one-stop shopping.

     Our print media provides consumers with a selection of only the best-selling products from our most well-known merchant partners. This ensures that consumers quickly see the most popular items, without having to review hundreds of items that may be of little interest. Through our online database, we offer online consumers a greater product selection. For the convenience of


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

our customers, our online database is searchable by a number of parameters that allow the customer to quickly locate products that are of interest to that consumer. We plan to further expand the selection and variety of our product offering and implement additional online technologies that will allow us to use customer recommendation software to offer SkyMall customers personalized recommendations based on individual tastes and preferences.

     PRINT MEDIA

     GENERAL. We market our merchandise through a number of print media, including our in-flight catalogs, international catalogs and workplace catalogs. We continue to seek additional ways to expand our print media distribution. The merchandise of each participating merchant in our catalogs is presented in a separate section of each catalog to allow browsing from "store-to-store," providing the convenience and variety of an upscale shopping mall environment.

     SKYMALL DOMESTIC IN-FLIGHT CATALOGS. Our in-flight catalogs, which are placed in airline seat pockets, represent our largest distribution channel. Over the past eight years, we have experienced substantial growth in our domestic in-flight catalog business. Our in-flight catalog is available to over 70% of all domestic airline passengers annually.

     The SkyMall program offers airlines a low-risk means of incrementally increasing their earnings. In exchange for placement of our catalogs in seat-back pockets, we pay each airline partner a monthly commission based on net merchandise sales generated by the Company from sales to that airline's passengers. Some agreements also require payment of a minimum monthly commission or a boarding cost that reimburses the airline for the increased fuel costs attributable to the weight of the catalogs. In addition to increasing airline earnings, our airline partners also benefit from enhancing the in-flight experience of their passengers by providing our catalogs as an additional amenity.

     SKYMALL INTERNATIONAL IN-FLIGHT CATALOGS. We believe that the demographic and technological trends that are driving the domestic consumer to shift from traditional retail shopping are also present in many international markets, which we believe are substantially under-served. In early 1998, we launched an international initiative under which we began making specialized catalogs available to passengers on certain international flights traveling to Japan and serving the Pacific Rim featuring merchandise tailored to this audience. In March 1999, the Company began offering SkyMall catalogs on certain transatlantic flights originating from New York and Boston and in June 1999, the Company began offering a European catalog on such flights.

     Although international sales have been immaterial to our total net merchandise sales, we plan to continue exploring opportunities in these markets. SkyMall continues to gain experience in international markets, including the areas of merchandising, customer service and fulfillment. The Company plans to enter into other controlled and carefully planned expansions into large international markets through cooperative ventures with its current domestic airline partners, as well as new international partners. The Company believes that its experience in the domestic in-flight business, as well as its Web-based infrastructure that allows it to quickly set-up call center operations in foreign countries, will enable it to expand into selected international markets, particularly those with a strong interest in U.S. products or where remote shopping already has some level of acceptance by consumers.

     WORKPLACE MERCHANDISE CATALOGS. Through our subsidiary, Durham & Company, we offer logo merchandise and recognition products to employees of a number of blue-chip organizations, primarily through print catalogs and since September 1999, on the Durham Web site. Competing in the highly fragmented incentive industry, Durham distinguishes itself by providing high-quality products and excellent customer service and focuses its marketing efforts on large organizations. SkyMall provides Durham's clients with unique, high-quality merchandise offered through other SkyMall channels as well as logo merchandise and recognition products for corporate gift giving, employee recognition, sales promotions and incentives, and similar programs.

     OTHER PRINT CHANNELS. We provide unique, upscale catalogs to the membership-oriented airport lounges of one of our major airline partners. The SkyMall catalogs are also available on certain Northeastern routes of Amtrak. We continue to test distribution of our print catalogs in a number of other venues, including hotels and in connection with loyalty and marketing programs. We are also testing other alliances, including with major credit card companies and with the cruise line industry. To the extent the test results of these programs prove successful, we may expand our presence in these channels.

     ELECTRONIC MEDIA

     GENERAL. We launched our first Internet Web site in January of 1996 and since then have continued to refine and develop our e-commerce strategies. Our e-commerce channels showcase products offered in our print catalogs and provide customers an additional means of customer service and support. In addition, because the Internet does not pose the same size and weight constraints as our paper catalogs, we offer products and services from a greater number of merchants and a full complement of products from merchants who offer only their best-selling items in our catalogs. Through our wholly-owned subsidiary, SKYMALL.COM, INC., we plan to increase our revenues from this media by developing SkyMall's Web site as a premier Internet shopping and travel destination and increasing the number of partners in our affiliate program.

     AFFILIATE PROGRAM. In addition to developing our own site, we have an affiliate program through which we provide a turn-key merchant solution to businesses that are interested in providing SkyMall's merchandise to visitors to their own Web sites. Our unique proprietary technology and other systems allow us to quickly and cost-effectively implement affiliate site programs. Visitors to SkyMall's affiliate sites go directly to a SkyMall site, which is typically co-branded with the affiliate partner, for shopping services. After shopping, the customers are directed back exclusively to the site from which they began so that the affiliate partner does not lose the benefit of the traffic to its site. Although an online store can be privately labeled for our affiliate partners, most of our affiliate sites are co-branded to increase SkyMall's brand awareness as well as generate affinity for our online partners.

     Under our agreements with our affiliate partners, we typically pay them a commission based on net merchandise sales. Our affiliate program offers advantages to both consumers and our partners. Consumers enjoy the convenience of SkyMall's online shopping and our partner sites enjoy the benefit of increased revenue, while ensuring that their customers return to their site.

     Participants in our affiliate program include some of our airline partners and related entities, such as Delta Air Lines, Delta Crown Room, Continental Air Lines, Northwest Airlines, America West Airlines and US Airways. Other participants are Visa USA, Visa International, First USA, the largest Visa card issuer and a banking leader in electronic commerce, and LinkShare(R), a premier provider of partnership-based marketing on the Web, specializing in brokering revenue-producing links among complementary e-commerce sites. The Company continues to evaluate the success of its individual affiliates and, in some cases, has terminated relationships while it continues to pursue new affiliations.

     THE SKYMALLTRAVEL.COM WEB SITE. As part of SkyMall's previously announced investment in e-commerce, in July 1999, SkyMall launched its WWW.SKYMALLTRAVEL.COM Web site targeted to frequent travelers, which provides one-stop access for all their travel needs. SKYMALLTRAVEL.COM organizes many of the best travel resources in one place, including linked directories for airlines, hotels, rental car and online booking services, as well as content and tools that assist business travelers before, during and after their trips. The site was designed to help travelers get the most out of online travel planning while minimizing the effort and time involved. Some of the leading online travel companies are affiliates at our SKYMALLTRAVEL.COM Web site, including webflyer.com, Trip.com, ontheroad.com, mapquest.com, weather.com, homefair.com and MyFamily.com.

     THE DURHAM & COMPANY WEB SITE. In September 1999, Durham & Company launched its Web site at WWW.DURHAM.SKYMALL.COM which offers high quality logo and corporate identity merchandise to organizations.

     DISC PUBLISHING, INC. In September 1999, SkyMall acquired Disc Publishing, Inc. Disc Publishing's SkyDisc(TM) is a leading interactive CD-ROM targeted to the business traveler that integrates high-quality print, broadcast and online media to provide an exciting mix of topics that entertain, inform and enhance the business travelers' life. SkyDisc offers the business traveler the option of using the disk on their laptop computer whether onboard the aircraft, in a hotel, at the office, or at home. While using the disk online, consumers can link to Web sites promoted on SkyDisc to get more information and services. With the continued proliferation of new Web sites, SkyDisc will help consumers sort through the clutter of the Web and drive traffic to the sites of our program participants. Every other month a new "issue" of SkyDisc is available free in airline seatback pockets to more than 400,000 SkyWest Airlines passengers per month. SkyDisc has already attracted many program participants such as Amazon.com, Earthlink Network, Inc., Interplay Entertainment, Inc. and U S WEST(R). To the extent sponsorship of this program continues to increase, the Company will consider expanding distribution of SkyDisc.

                                  THE OFFERING


Securities offered by the selling
shareholders.............................  2,207,602 shares of common stock

Common stock outstanding as of
March 9, 2000............................  10,542,706 shares(1)

Use of Proceeds..........................  We will not receive any proceeds from the sale  of the  common stock by the
                                           selling  shareholders.   However,  we
                                           will receive up to $7,229,017 as  the
                                           purchase  price  for  the  shares  of
                                           common stock underlying the  warrants
                                           if all of the warrants are exercised.
                                           See "Use of Proceeds."

Risk Factors.............................  The shares  of common  stock  offered under this prospectus involve a  high
                                           degree of risk. See "Risk Factors."

Nasdaq National Market Symbol............  SKYM

----------------

(1) Does not include (a) 986,001 shares of common stock issuable upon the exercise of outstanding stock options issued pursuant to the Company's stock option plans, (b) an additional 760,632 shares of common stock reserved for issuance pursuant to future awards granted under such stock option plans, (c) 50,000 shares of common stock issuable upon the exercise of warrants issued in an acquisition, which are exercisable at $8.00 per share, (d) 25,000 shares of common stock issuable upon the exercise of warrants issued to Ryan, Beck & Co., Inc. in connection with Ryan, Beck's services to the Company related to the Company's financing efforts, which are exercisable at $9.31 per share, (e) 571,444 shares of common stock issuable upon the exercise of warrants issued to investors in the Company's November 1999 private placement, which are exercisable at $8.00 per share,
     (f) 129,136 shares of common stock issuable upon the exercise of warrants issued to placement agents in connection with the Company's November 1999 private placement, which are exercisable at prices ranging from $8.00 to $9.12 per share, (g) 14,420 shares of common stock issuable upon the exercise of warrants issued upon conversion of an outstanding note, which are exercisable at $8.00 per share, (h) 1,304,571 shares of common stock issuable upon the conversion of the Series A Junior Convertible Preferred Stock issued to investors in the Company's December 20, 1999 private placement, which are a part of the shares of common stock that are being offered pursuant to this prospectus, (i) 652,289 shares of common stock issuable upon the exercise of warrants issued to investors in the Company's December 20, 1999 private placement, which are exercisable at $8.00 per share, which are a part of the shares of common stock that are being offered pursuant to this prospectus, (j) 200,742 shares of common stock issuable upon the exercise of warrants issued to placement agents in connection with the Company's December 20, 1999 private placement, which are exercisable at prices ranging from $7.00 to $9.12 per share, which are a part of the shares of common stock that are being offered pursuant to this prospectus, (k) 1,142,857 shares of common stock issuable upon the conversion of the Series B Junior Convertible Preferred Stock issued to investors in the Company's December 30, 1999 private placement, (l) 571,429 shares of common stock issuable upon the exercise of warrants issued to investors in the Company's December 30, 1999 private placement, which are exercisable at $8.00 per share, (m) 34,286 shares of common stock issuable upon the exercise of warrants issued to placement agents in connection with the Company's December 30, 1999 private placement, which are exercisable at $7.00 per share, (n) 250,000 warrants issued to a financial advisor in payment of an advisory fee in connection with the transactions contemplated pursuant to the December 30, 1999 private placement which are exercisable at $8.00 per share, and (o) 50,000 warrants issued to an investor relations consultant, which are a part of the shares of common stock that are being offered pursuant to this prospectus.


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

                                  RISK FACTORS

     BEFORE YOU BUY ANY OF THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER EACH OF THE RISK FACTORS WE HAVE DESCRIBED IN THIS SECTION. YOU SHOULD BE PREPARED TO ACCEPT ALL OF THESE RISKS, INCLUDING THE RISK THAT YOU MAY LOSE YOUR ENTIRE INVESTMENT, BEFORE YOU MAKE A DECISION TO BUY ANY OF THE SHARES OF COMMON STOCK.

     WE MAY NOT BE PROFITABLE IN THE FUTURE. Although we have been profitable in recent years, we plan to significantly increase spending on our growth initiatives from historical levels and we expect to incur losses in the foreseeable future. In addition, although we plan to spend significant additional resources in connection with the execution of our growth strategy, including for marketing, technological development and personnel costs, there can be no assurance that we can successfully deploy such resources to accomplish the objectives of our growth strategies and increase the revenues of the Company.

     WE MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL. Our existing line of credit is not sufficient to permit the Company to fully implement its business plan. In order to fully implement our growth strategy, we will need to raise additional capital from third parties or otherwise secure additional financing for the Company. There can be no assurance that the Company will be able to successfully raise additional capital or secure other financing, or that such funding will be available on terms that are favorable to the Company. To the extent we are unable to raise sufficient additional capital or secure other financing, this could have a material adverse effect on the Company and we may be unable to fully implement our planned growth strategy.

     OUR BUSINESS MAY NOT GROW IN THE FUTURE. Since our inception, we have rapidly expanded our operations, growing from total revenues of $200,000 in 1990 to total revenues of $66.3 million in 1998. Our continued future growth will depend to a significant degree on our ability to increase revenues from our existing businesses, maintain existing channel partner relationships and develop new channel partner relationships, expand our product and content offering to consumers, while maintaining adequate gross margins, and implement other programs that increase the circulation of the SkyMall print catalogs and generate traffic for our e-commerce programs. Our ability to implement our growth strategy will also depend on a number of other factors, many of which are or may be beyond our control, including (i) our ability to select products that appeal to our customer base and effectively market them to our target audience,
(ii) sustained or increased levels of airline travel, particularly in domestic airline markets, (iii) increasing adoption by consumers of the Internet for shopping, (iv) the continued perception by participating merchants that we offer an effective marketing channel for their products and services, and (v) our ability to attract, train and retain qualified employees and management. There can be no assurance that we will be able to successfully implement our growth strategy.

     OUR FUTURE GROWTH IS IN PART DEPENDENT UPON THE CONTINUED GROWTH OF THE ELECTRONIC COMMERCE MARKET. The market for the sale of products and services over the Internet is a new and rapidly evolving market. Our future growth strategy is partially dependent upon the widespread acceptance and use of online services as an avenue for retail purchases. Consumers have only recently begun to make purchases over the Internet and there is no assurance that they will continue to do so in the future. In order for us to grow our online customer base, we will need to attract purchasers who have historically relied upon traditional venues for making their retail purchases. If use of online services does not continue to grow as expected, or if the technological infrastructure for the Internet is unable to effectively support its growing use, our growth strategy may be materially adversely affected.

     WE MAY BE UNABLE TO MANAGE THE POTENTIAL GROWTH OF OUR BUSINESS. Our potential growth may place significant demands upon our personnel, management and financial resources. In order to manage this growth, we may have to hire additional personnel and develop additional management infrastructure. There is no assurance that people with the necessary skills and experience will be available as needed or on terms favorable to us. There is no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, that we will be able to attract, hire, train, retain, motivate and manage necessary personnel, or that our management will be able to identify, manage and exploit existing and potential strategic relationships and market opportunities. If we are unable to effectively manage any potential growth, our business and financial condition could be adversely affected.

     OUR PLANS FOR INTERNATIONAL EXPANSION POSE ADDITIONAL RISKS. A significant aspect of our growth strategy is to expand our business internationally, through our in-flight catalog program as well as the Internet. We have limited experience in selling our products and services internationally. Such expansion will place additional burdens upon our management, personnel and financial resources and may cause the Company to incur losses. We will also face different and additional competition in these international markets. In addition, international expansion has certain unique risks, such as regulatory requirements, legal uncertainty regarding liability, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, political instability and potentially adverse tax implications. To the extent we expand our business internationally, we will also become subject to risks associated with international monetary exchange fluctuations. Any one of these risks could impair our ability to expand internationally as well as have a material adverse impact upon our overall business operations, growth and financial condition.

     WE FACE INTENSE COMPETITION. The distribution channels for our products are highly competitive. From time to time in our airline catalog business, competitors, typically other catalog retailers, have attempted to secure contracts with various airlines to offer merchandise to their customers. American Airlines currently offers merchandise catalogs to its customers through a competitor. In addition, in July 1999, TWA, a former SkyMall partner, began carrying a competitor's catalog. We also face competition for customers from airport-based retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have. In addition, we compete for customers with other in-flight marketing media, such as airline-sponsored in-flight magazines and airline video programming. In our electronic commerce sales, we face intense competition from other content providers and retailers who seek to offer their products and/or services at their own Web sites or those of other third parties. The success of online marketing cannot be currently determined, and further penetration in this market will require substantial additional financial resources, acquisition of technology, investments in marketing and contractual relationships with third parties. Results will also be affected by existing competition, which the Company anticipates will intensify, and by additional entrants to the market who may already have the necessary technology and expertise, many of whom may have substantially greater resources than the Company.

     DEPENDENCE ON CHANNEL RELATIONSHIPS. Our business depends significantly on our relationships with the airlines, affiliate Web sites, hotels and other channel partners. Our agreements with our channel partners are typically short-term allowing the partner to terminate the relationship on 60-to-180 days' advance notice. There is no assurance that our channel partners will continue their relationships with us and the loss of one or more of our significant channel partners could have a material adverse effect on our financial condition and results of operations.

     WE MAY BE UNABLE TO MAINTAIN HISTORICAL MARGIN LEVELS. We may be unable to increase or maintain our gross margins at historical levels, particularly for our electronic commerce initiatives. As competition in online shopping intensifies, our merchant participants may be unable or unwilling to participate in our programs when more favorable economic arrangements may be available from other third parties. Although many of our merchants have participated with us for several years, most of our relationships are short-term and may be re-negotiated by the merchant every 90 days. To the extent our gross margins decline from historical levels, our financial condition and results of operations may be adversely affected.

     WE FACE CREDIT RISKS. Some participating merchants agree to pay a placement fee to us for including their merchandise in our programs. We record an account receivable from the merchant for the placement fee. In some cases, we collect the placement fee either from the merchant or by withholding it from amounts due to the merchant for merchandise sold. To the extent that the placement fee receivable exceeds the sales of the merchant's products and the merchant is unable or unwilling to pay the difference to us, we may experience credit losses which could have a material adverse effect on our financial condition and results of operations.

     WE ARE VULNERABLE TO INCREASES IN PAPER COSTS AND AIRLINE FUEL PRICES. The cost of paper used to print our catalogs and the fees paid to airlines to reimburse them for the increased fuel costs associated with carrying our catalogs are significant expenses of our operations. Historically, paper and airline fuel prices have fluctuated significantly from time to time. Prices in the paper market can and often do change dramatically over a short period of time. Any significant increases in paper or airline fuel costs that we must pay could have a material adverse effect on our financial condition and results of operations.

     OUR INFORMATION AND TELECOMMUNICATIONS SYSTEMS MAY FAIL OR BE INADEQUATE. We process a large volume of relatively small orders. Consequently, our success depends to a significant degree on the effective operation of our information and telecommunications systems. These systems could fail for unanticipated reasons or they may be inadequate to process any increase in our sales volume that may occur. Any extended failure of our information and telecommunications systems could have a material adverse effect on our financial condition and results of operations.

     WE FACE RISKS ASSOCIATED WITH ONLINE SECURITY BREACHES OR FAILURES. In order to successfully make sales over the Internet, it is necessary that we be able to ensure the secure transmission of confidential customer information over public telecommunications networks. We employ certain technology in order to protect such information, including customer credit card information. However, there is no assurance that such information will not be intercepted illegally. Advances in cryptography or other developments that could compromise the security of confidential customer information could have a direct negative impact upon our electronic commerce business. In addition, the perception by consumers that making purchases over the Internet is not secure, even if unfounded, will mean that fewer consumers are likely to make purchases through that medium. Finally, any breach in security, whether or not a result of our acts or omissions, may cause us to be the subject of litigation, which could be very time-consuming and expensive to defend.

     OUR BUSINESS IS SEASONAL. Our business is seasonal in nature, with the greatest volume of sales typically occurring during the holiday selling season of the fourth calendar quarter. During 1998, approximately 41% of our net merchandise sales were generated in the fourth quarter. Any substantial decrease in sales for the fourth quarter could have a material adverse effect on our results of operations.

     WE FACE RISKS OF INCREASED GOVERNMENTAL REGULATION AND OTHER LEGAL UNCERTAINTIES. Our electronic commerce activities are not currently subject to significant regulation, other than those applicable to businesses generally. However, electronic commerce is a new market and it is likely that regulations and laws may be enacted in the future which would apply to our electronic commerce activities. Any such laws or regulations could result in additional costs associated with such activities, reduce or inhibit the growth of Internet use, thereby reducing the growth of our electronic commerce business, or have other adverse effects. Additionally, certain states or international jurisdictions could enact laws that would require us to register in such jurisdictions, pay fees or otherwise increase our costs of doing business.

     WE FACE A RISK OF PRODUCT LIABILITY CLAIMS. Our catalogs and our electronic commerce sites feature products and services from numerous participating merchants. Generally, our agreements with these participating merchants require the merchants to indemnify us and thereby be solely responsible for any losses arising from product liability claims made by customers, including the costs of defending any such claims, and to carry product liability insurance that names SkyMall as an additional insured. In addition, we maintain product liability insurance in the aggregate amount of $2.0 million and $1.0 million per occurrence. If a merchant was unable or unwilling to indemnify us as required, and any such losses exceeded our insurance coverage or were not covered by our insurer, our financial condition and results of operations could be materially adversely affected.

     WE RELY UPON OUR PRESIDENT AND OTHER KEY PERSONNEL. We depend on the continued services of Robert M. Worsley, our chairman, president and chief executive officer, and on the services of certain other executive officers. The loss of Mr. Worsley's services or of the services of certain other executive officers could have a material adverse effect on our business.

     THE WORSLEYS CAN CONTROL MANY IMPORTANT COMPANY DECISIONS. As of March 9, 2000, Mr. Worsley and his wife (the "Worsleys") beneficially owned 4,798,530 shares, or approximately 45.5% of our outstanding common stock. As a result, the

Worsleys have the ability to significantly influence the affairs of the Company and matters requiring a shareholder vote, including the election of the Company's directors, the amendment of the Company's charter documents, the merger or dissolution of the Company, and the sale of all or substantially all of the Company's assets. The voting power of the Worsleys may also discourage or prevent any proposed takeover of the Company pursuant to a tender offer.

     THE PRICE OF OUR COMMON STOCK IS EXTREMELY VOLATILE. The market price of our common stock has been highly volatile. Occurrences that could cause the trading price of our common stock to fluctuate dramatically in the future include:

     o    new merchant agreements
     o the acquisition or loss of one or more airline, electronic commerce or other channel partners
     o    fluctuations in our operating results
     o analyst reports, media stories, Internet chat room discussions, news broadcasts and interviews
     o market conditions for retailers and electronic commerce companies in general
     o    changes in airline fuel, paper or our other significant expenses
     o    changes in the commissions we are able to negotiate with our merchants

     The stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for companies that do some or all of their business on the Internet. During the third quarter of 1999, net merchandise sales from the Internet represented approximately 21% of our net merchandise sales. Accordingly, the price of our common stock may be impacted by these or other trends.

     OUR OUTSTANDING SHARES MAY BE DILUTED. The market price of our common stock may decrease as more shares of common stock become available for trading. Certain events over which you have no control result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in SkyMall. We may issue additional shares of common stock or preferred stock:

     o    to raise additional capital or finance acquisitions; or
     o    upon the exercise or conversion of outstanding options and warrants

     There are currently outstanding (i) warrants and options to acquire up to 3,534,747 additional shares of common stock at prices ranging from $2.13 to $24.50 per share, including the 853,031 warrants issued in the December 20, 1999 private placement which are a part of the shares of common stock that are being offered pursuant to this prospectus and 50,000 warrants issued to our investor relations consultant which are a part of the shares of common stock that are being offered pursuant to this prospectus, (ii) 91,320 shares of Series A Junior Convertible Preferred Stock which are convertible into 1,304,571 shares of common stock which are a part of the shares of common stock that are being offered pursuant to this prospectus, and (iii) 80,000 shares of Series B Junior Convertible Preferred Stock issued in the December 30, 1999 private placement which are convertible into 1,142,857 shares of common stock. If exercised and/or converted, these securities will dilute your percentage ownership of common stock. These securities, unlike the common stock, provide for antidilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase.

     RISK THAT FORWARD-LOOKING STATEMENTS MAY NOT COME TRUE. This prospectus and the documents incorporated herein by reference, contain forward-looking statements that involve risks and uncertainties. We use words such as "believe," "expect," "anticipate," "plan" or similar words to identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of such documents. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

     WE FACE RISKS ASSOCIATED WITH THE YEAR 2000. Many software programs use only two digits to identify the year in the date field. If such programs are not corrected, data that includes a date in the Year 2000 or later could cause many computer applications to fail, lock-up or generate erroneous results. Further, certain computer programs may not properly process certain dates. This potential problem is generally referred to as the "Year 2000 Issue." We have initiated a program to evaluate and address our exposure to the Year 2000 Issue. If not corrected, many computer applications could fail or create erroneous results.

     We have a program in process to identify our exposure to the Year 2000 Issue and we have implemented measures to mitigate any problems. We believe we have identified all significant internal systems and applications that require attention of some form in order to address Year 2000 Issue risks.

     Our information or production systems which consist of order entry, order conveyance and customer service are primarily based on the Microsoft suite of products and the hardware is principally late model Compaq and Dell servers, which are designed and represented to meet Year 2000 Issue functional requirements. A testing program has been performed by an outside contractor to certify that such systems are Year 2000 compliant. The certification program also included the hardware and operating systems that support the applications.

     We have other non-production systems such as internal security systems, telephone systems, and network computer equipment, which we have also reviewed for Year 2000 compliance. In addition, we have surveyed certain third parties, such as our vendor partners, banks and telephone service providers, to attempt to determine the Year 2000 Issue capability of their critical systems upon which our essential business operations are dependent.

     We believe we have identified all of the major information systems used in our internal operations and have completed all modifications, upgrades or replacements to minimize the possibility of a material disruption of our business. The expenditures that we have incurred to date and the expenditures we expect to incur in this regard have not been and are not expected to be material to our business, results of operations and financial condition. However, failure of third-party equipment, software or content to operate properly with regard to the Year 2000 Issue could require the Company to incur unanticipated expenses to remedy problems, which could have a material adverse effect on its business, operating results and financial condition.

     We believe that our most significant worst case Year 2000 Issue scenarios involve the inability of our vendors to process orders and conduct business such as arranging deliveries to customers and replenishing inventories and that the computer systems necessary to maintain the viability of the Internet or the Web sites that direct consumers to the Company's online catalog and related sites may not be Year 2000 compliant. In addition, computers used by customers to access the Company's online catalog and related sites may not be Year 2000 compliant, delaying customers' product purchases. Furthermore, a reduction in airline travel due to concerns about the Year 2000 Issue in the airline industry, even if based on unfounded fears, could materially impact the Company's business.

     The Company has contacted significant suppliers and service providers to determine the extent to which its systems may be vulnerable if they fail to address and correct their own Year 2000 Issues. The Company cannot guarantee that the systems of suppliers or other companies on which it relies will be Year 2000 compliant. Failure by suppliers or other companies to convert their systems could disrupt the Company's systems.

     To the extent we are unable to adequately identify, evaluate and address all of the Year 2000 Issues relating to our business, or are unable to develop and implement effective contingency plans, we could experience a significant disruption of our ability to receive and process customer orders, in which case our financial condition and results of operations would be likely to be materially adversely affected.

     As of March 9, 2000, we have not experienced any significant disruptions or computer processing errors or failures related to any Year 2000 Issues.

FORWARD-LOOKING STATEMENTS

     Certain statements made herein, in future filings by the Company with the SEC and in the Company's written and oral statements made by or with the approval of an authorized executive officer, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. These statements discuss, among other items, the Company's growth strategy and anticipated trends in our business. Words and phrases such as "should be," "will be," "believes," "expects," "anticipates," "plans," "intends," "may" and similar expressions identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. Examples of uncertainties which could cause such differences include, but are not limited to, the Company's dependence on its relationships with its airline, merchant, and other partners, the ability of the Company to attract and retain key personnel, especially highly skilled technology personnel, the ability of the Company to secure additional capital to finance its business strategy, fluctuations in paper prices and airline fuel costs, customer credit risks, competition from other catalog companies, retailers and e-commerce companies, and the Company's reliance on technology and information and telecommunications systems, all of which are discussed more fully above and in the Company's other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.


                              SELLING SHAREHOLDERS

     The shares being offered by the selling shareholders were issued in the private placement pursuant to a Stock and Warrant Purchase Agreement and pursuant to a consulting agreement. We are registering the shares in order to permit the selling shareholders to offer these shares for resale from time to time.

     The following table provides certain information with respect to the common stock beneficially owned by each selling shareholder as of March 9, 2000. None of these selling shareholders has a material relationship with us except Lyle Knight, Thomas J. Litle IV and Randy Petersen, who are directors of the Company, Ryan, Beck & Co., Inc., which is a financial advisor to the Company, including Michael Kollender and Randy Rock who are representatives of Ryan, Beck, and Genesis Select Corporation which is an investor relations consultant to the Company, including Budd Zuckerman who is President of Genesis Select. We believe that the selling shareholders named in the following table have sole voting and investment power with respect to the respective shares of common stock set forth opposite their names. The shares of common stock offered by this prospectus may be offered from time to time by the selling shareholders named below or their nominees.

                                        Shares Beneficially                         Shares Beneficially
                                            Owned Prior           Number of             Owned After
                                          to the Offering          Shares               the Offering
                                     -------------------------     Offered        ------------------------
                                                                  ---------
Name                                  Number        Percent(1)                     Number       Percent(2)
----                                 --------       ----------                    ---------     ----------

American High Growth Equities         221,429 (3)      2.1%         150,000          71,429          *
  Retirement Trust
Trump Tower - 24th Floor
725 5th Avenue
New York, New York 10022

Hathaway Partners Investment           40,000 (4)       *             30,000         10,000          *
 Limited Partnership
119 Royayton Avenue
Rowayton, Connecticut 06853

Lyle R. Knight and Toril Knight       148,586 (5)      1.4%           43,286(6)     105,300          *
c/o First Interstate Banc System
401 N. 31st Street
Billings, Montana 59116-0918

Lyle R. Knight IRA                     21,429 (6)       *             21,429              0          0%
c/o First Interstate Banc System
401 N. 31st Street
Billings, Montana 59116-0918

Thomas J. Litle                       278,786 (7)      2.6%          214,286         64,500          *
OrderTrust - Advanced
  Technology Center
900 Chelmsford Street
Lowell, Massachusetts 01851-8207


                                        Shares Beneficially                         Shares Beneficially
                                            Owned Prior           Number of             Owned After
                                          to the Offering          Shares               the Offering
                                     -------------------------     Offered        ------------------------
                                                                  ---------
Name                                  Number        Percent(1)                     Number       Percent(2)
----                                 --------       ----------                    ---------     ----------

Peter A. Massaniso                     25,000 (8)       *             15,000         10,000          *
1548 The  Greens Way, Suite 6
Jacksonville Beach, Florida 32250

Narragansett I, L.P.                   84,644 (9)       *             84,644              0          0%
375 Park Avenue, 14th Floor
New York, New York 10152

Narragansett Offshore Ltd.             22,500 (10)      *             22,500              0          0%
375 Park Avenue, 14th Floor
New York, New York 10152

Randy Petersen                         50,144 (11)      *              5,357         44,787          *
Frequent Flyer Service
1930 Victor Place
Colorado Springs, Colorado 80915

Ponte Vedra Partners, Ltd.             60,000 (12)      *             30,000         30,000          *
1548 The Greens Way, Suite 6
Jacksonville Beach, Florida 32250

RS Emerging Growth Pacific            311,798 (13)     3.0%          311,798              0          0%
  Partners (Jaguar)
388 Market Street, Second Floor
San Francisco, California 94111

RS Emerging Growth Partners LP        145,698 (14)     1.4%          145,698              0          0%
  (Wildcat)
388 Market Street, Second Floor
San Francisco, California 94111

RS Premium Partners LP (Puma)         185,361 (15)     1.8%          185,361              0          0%
388 Market Street, Second Floor
San Francisco, California 94111

Special Situations Cayman             101,265 (17)      *             48,215         53,050          *
  Fund L.P.(16)
153 E. 53rd Street
New York, New York 10022-1200

Special Situations Fund III           290,879 (18)     2.8%          141,429        149,450         1.2%
  L.P.(16)
153 E. 53rd Street
New York, New York 10022-1200

Special Situations Private            277,186 (19)     2.6%          131,786        145,400         1.0%
  Equity Fund L.P.(16)
153 E. 53rd Street
New York, New York 10022-1200

The Paisley Fund                       75,000 (20)      *             75,000              0          0%
388 Market Street, Second Floor
San Francisco, California 94111

The Paisley Pacific Fund              300,000 (21)     2.9%          300,000              0          0%
388 Market Street, Second Floor
San Francisco, California 94111

Budd Zuckerman                        151,726 (22)     1.4%          148,726(22)      3,000          *
6587 Lake View Drive
Boulder, Colorado 80303

Ryan, Beck & Co., Inc.                102,790 (23)      *             45,000         57,790          *
200 Park Avenue
New York, New York 10166

                                        Shares Beneficially                         Shares Beneficially
                                            Owned Prior           Number of             Owned After
                                          to the Offering          Shares               the Offering
                                     -------------------------     Offered        ------------------------
                                                                  ---------
Name                                  Number        Percent(1)                     Number       Percent(2)
----                                 --------       ----------                    ---------     ----------

Michael J. Kollender                   62,816 (24)      *             27,500         35,316          *
c/o Ryan, Beck & Co., Inc.
200 Park Avenue
New York, New York 10166

Randy Rock                             62,816 (25)      *             27,500         35,316          *
c/o Ryan, Beck & Co., Inc.
200 Park Avenue
New York, New York 10166

Schneider Securities                    8,470 (26)      *              8,470              0          0%
1625 17th Street, Suite 311
Denver, Colorado 80202

Shoreline Pacific Equity Ltd.(27)      29,507 (28)      *              6,227         23,280          *
c/o Shoreline Pacific
  Institutional Finance
3 Harbor Drive, Suite 211
Sausalito, California 94965

Harlan P. Kleiman(27)                  38,023 (29)      *              8,023         30,000          *
c/o Shoreline Pacific
  Institutional Finance
3 Harbor Drive, Suite 211
Sausalito, California 94965

Greg Tansey(27)                         5,049 (30)      *              1,065          3,984          *
c/o Shoreline Pacific
  Institutional Finance
3 Harbor Drive, Suite 211
Sausalito, California 94965

Jim Healy(27)                           1,947 (31)      *                411          1,536          *
c/o Shoreline Pacific
  Institutional Finance
3 Harbor Drive, Suite 211
Sausalito, California 94965

Vida Harband(27)                        1,156 (32)      *                244            912          *
c/o Shoreline Pacific
  Institutional Finance
3 Harbor Drive, Suite 211
Sausalito, California 94965

Beth Collins(27)                          182 (33)      *                 38            144          *
c/o Shoreline Pacific
  Institutional Finance
3 Harbor Drive, Suite 211
Sausalito, California 94965

Maria Jorajuria(27)                       182 (34)      *                 38            144          *
c/o Shoreline Pacific
  Institutional Finance
3 Harbor Drive, Suite 211
Sausalito, California 94965

Genesis Select                          50,000(35)      *             50,000              0          0%
1625 Seventeenth Street, Suite 311
Denver, Colorado 80202-1203

_______________

* Less than 1%.

(1) Percentages are based upon 10,542,706 shares of the Company's common stock outstanding as of March 9, 2000.
(2) Percentages are based upon 12,750,308 shares of the Company's common stock being outstanding if all of the shares of common stock offered pursuant to this prospectus are sold by the selling shareholders.
(3) Includes (i) 71,429 shares of common stock issuable to American High Growth Equities Retirement Trust upon exercise of certain warrants issued in the Company's November 1999 private placement and (ii) 100,000 shares of common stock issuable upon conversion of the preferred stock and 50,000 shares of common stock issuable upon exercise of the warrants issued in the Company's December 20, 1999 private placement.
(4) Includes 20,000 shares of common stock issuable upon conversion of the preferred stock and 10,000 shares of common stock issuable upon exercise of the warrants issued to Hathaway Partners Investment Limited Partnership in the December 20, 1999 private placement.
(5) Mr. Knight serves as a director of the Company. Includes (i) 14,571 shares of common stock issuable upon conversion of the preferred stock and 7,286 shares of common stock issuable upon exercise of the warrants issued to Mr. and Mrs. Knight in the Company's December 20, 1999 private placement, (ii) 14,286 shares of common stock issuable upon conversion of the preferred stock and 7,143 shares of common stock issuable upon exercise of the warrants issued to Mr. Knight's IRA account in the December 20, 1999 private placement (see Footnote (6), below), and (iii) 38,500 shares of common stock issuable to Mr. Knight upon exercise of options to purchase shares of common stock granted pursuant to the Company's Non-Employee Director Stock Option Plan.
(6) Includes 14,286 shares of common stock issuable upon conversion of the preferred stock and 7,143 shares of common stock issuable upon exercise of the warrants issued to Mr. Knight's IRA account in the December 20, 1999 private placement.
(7) Mr. Litle serves as a director of the Company. Includes (i) 142,857 shares of common stock issuable upon conversion of the preferred stock and 71,429 shares of common stock issuable upon exercise of the warrants issued to Mr. Litle in the Company's December 20, 1999 private placement, and (ii) 38,500 shares of common stock issuable to Mr. Litle upon exercise of options to purchase shares of common stock granted pursuant to the Company's Non-Employee Director Stock Option Plan.
(8) Includes 10,000 shares of common stock issuable upon conversion of the preferred stock and 5,000 shares of common stock issuable upon exercise of the warrants issued to Mr. Massaniso in the December 20, 1999 private placement.
(9) Includes 56,429 shares of common stock issuable upon conversion of the preferred stock and 28,215 shares of common stock issuable upon exercise of the warrants issued to Narragansett I, L.P. in the December 20, 1999 private placement.
(10) Includes 15,000 shares of common stock issuable upon conversion of the preferred stock and 7,500 shares of common stock issuable upon exercise of the warrants issued to Narragansett Offshore Ltd. in the December 20, 1999 private placement.
(11) Mr. Petersen serves as a director of the Company. Includes (i) 3,571 shares of common stock issuable upon conversion of the preferred stock and 1,786 shares of common stock issuable upon exercise of the warrants issued to Mr. Petersen in the December 20, 1999 private placement, and (ii) 38,500 shares of common stock issuable to Mr. Petersen upon exercise of options to purchase shares of common stock granted pursuant to the Company's Non-Employee Director Stock Option Plan.
(12) Includes 20,000 shares of common stock issuable upon conversion of the preferred stock and 10,000 shares of common stock issuable upon exercise of the warrants issued to Ponte Vedra Partners, Ltd. in the December 20, 1999 private placement.
(13) Includes 207,865 shares of common stock issuable upon conversion of the preferred stock and 103,933 shares of common stock issuable upon exercise of the warrants issued to RS Emerging Growth Pacific Partners (Jaguar) in the December 20, 1999 private placement.
(14) Includes 97,132 shares of common stock issuable upon conversion of the preferred stock and 48,566 shares of common stock issuable upon exercise of the warrants issued to RS Emerging Growth Partners LP (Wildcat) in the December 20, 1999 private placement.
(15) Includes 123,574 shares of common stock issuable upon conversion of the preferred stock and 61,787 shares of common stock issuable upon exercise of the warrants issued to RS Premium Partners LP (Puma) in the December 20, 1999 private placement.
(16) MGP Advisers Limited Partnership (MGP), a Delaware limited partnership, is the general partner of the Special Situations Fund III, L.P., a Delaware limited partnership. AWM Investment Company, Inc. (AWM), a Delaware corporation, is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers L.L.C. (MG), a New York limited liability company, is the general partner of the Special Situations Private Equity Fund, L.P., a Delaware limited partnership. Austin W. Marxe and David M. Greenhouse are the principal owners of MG, MGP and AWM and are principally responsible for the selection, acquisition and disposition of the portfolios securities by the investment advisers on behalf of their funds.
(17) Includes (i) 32,150 shares of common stock issuable to Special Situations Cayman Fund L.P. upon exercise of certain warrants issued in the November 1999 private placement and (ii) 32,143 shares of common stock issuable upon conversion of the preferred stock and 16,072 shares of common stock issuable upon exercise of the warrants issued to Special Situations Cayman Fund L.P. in the December 1999 private placement.
(18) Includes (i) 96,450 shares of common stock issuable to Special Situations Fund III L.P. upon exercise of certain warrants issued in the November 1999 private placement and (ii) 94,286 shares of common stock issuable upon conversion of the preferred stock and 47,143 shares of common stock issuable upon exercise of the warrants issued to Special Situations Fund III L.P. in the December 20, 1999 private placement.
(19) Includes (i) 85,700 shares of common stock issuable to Special Situations Private Equity Fund L.P. upon exercise of certain warrants issued in the November 1999 private placement and (ii) 87,857 shares of common stock issuable upon conversion of the preferred stock and 43,929 shares of common stock issuable upon exercise of the warrants issued to Special Situations Private Equity Fund L.P. in the December 20, 1999 private placement.
(20) Includes 50,000 shares of common stock issuable upon conversion of the preferred stock and 25,000 shares of common stock issuable upon exercise of the warrants issued to The Paisley Fund in the December 20, 1999 private placement.
(21) Includes 200,000 shares of common stock issuable upon conversion of the preferred stock and 100,000 shares of common stock issuable upon exercise of the warrants issued to The Paisley Pacific Fund in the December 20, 1999 private placement.
(22) In addition to being an investor in the December 20, 1999 private placement, as an associate of Schneider Securities, which acted as a placement agent in such private placement, Mr. Zuckerman received additional warrants to purchase shares of common stock. Mr. Zuckerman is also President of Genesis Select Corporation, an investor relations consultant to the Company. The number of shares beneficially owned by Mr. Zuckerman includes (i) 76,226 shares of common stock issuable upon exercise of warrants granted to him in connection with Schneider Securities' services as a placement agent in the December 20, 1999 private placement,
     (ii) 15,000 shares of common stock issuable upon conversion of the preferred stock and 7,500 shares of common stock issuable upon exercise of the warrants issued to him in the December 20, 1999 private placement, and
     (iii) 50,000 shares of common stock issuable upon exercise of the warrants granted to Genesis Select Corporation for investor relations services (see Footnote (35), below).
(23) Ryan, Beck & Co., Inc. acted as a placement agent in connection with the November 1999, December 20, 1999 and December 30, 1999 private placements of the Company and as an investment advisor to the Company. The number of shares beneficially owned by Ryan, Beck includes (i) 11,250 shares of common stock issuable upon exercise of warrants to purchase common stock granted to Ryan, Beck in connection with the Company's financing efforts relating to private placements, (ii) 31,112 shares of common stock issuable upon exercise of warrants granted to Ryan, Beck as a placement agent in connection with November 1999 private placement, (iii) 45,000 shares of common stock issuable upon exercise of warrants granted to Ryan, Beck as a placement agent in connection with December 20, 1999 private placement, and
     (iv) 15,428 shares of common stock issuable upon exercise of warrants granted to Ryan, Beck as a placement agent in connection with December 30, 1999 private placement.
(24) As an associate of Ryan, Beck & Co., Inc., Mr. Kollender received warrants to purchase shares of common stock in connection with the November 1999, December 20, 1999 and December 30, 1999 private placements of the Company and in connection with Ryan, Beck's services to the Company relating to the Company's financing efforts. The number of shares beneficially owned by Mr. Kollender includes (i) 6,875 shares of common stock issuable upon exercise of warrants granted to him relating to Ryan, Beck's services in connection with the Company's financing efforts relating to private placements, (ii) 19,012 shares of common stock issuable upon exercise of warrants granted to him in connection with Ryan, Beck's services as a placement agent in the November 1999 private placement, (iii) 27,500 shares of common stock issuable upon exercise of warrants granted to him in connection with Ryan, Beck's services as a placement agent in the December 20, 1999 private placement, and (iii) 9,429 shares of common stock issuable upon exercise of warrants granted to him in connection with Ryan, Beck's services as a placement agent in the December 30, 1999 private placement.
(25) As an associate of Ryan, Beck & Co., Inc., Mr. Rock received warrants to purchase shares of common stock in connection with the November 1999,

     December 20, 1999 and December 30, 1999 private placements of the Company and in connection with Ryan, Beck's services to the Company relating to the Company's financing efforts. The number of shares beneficially owned by Mr. Rock includes (i) 6,875 shares of common stock issuable upon exercise of warrants granted to him relating to Ryan, Beck's services in connection with the Company's financing efforts relating to private placements, (ii) 19,012 shares of common stock issuable upon exercise of warrants granted to him in connection with Ryan, Beck's services as a placement agent in the November 1999 private placement, (iii) 27,500 shares of common stock issuable upon exercise of warrants granted to him in connection with Ryan, Beck's services as a placement agent in the December 20, 1999 private placement, and (iii) 9,429 shares of common stock issuable upon exercise of warrants granted to him in connection with Ryan, Beck's services as a placement agent in the December 30, 1999 private placement.
(26) Schneider Securities acted as a placement agent in connection with the private placement. The number of shares beneficially owned by Schneider Securities represents 8,470 shares of common stock issuable upon exercise of warrants to purchase common stock granted to Schneider Securities as a placement agent in connection with the private placement.
(27) Shoreline Pacific Institutional Finance ("Shoreline") acted as a placement agent in connection with the November 1999 private placement and the December 1999 private placement of the Company. Pursuant to the agreement with Shoreline, Shoreline received (i) 60,000 warrants as a placement agent in connection with November 1999 private placement, and (ii) 16,046 warrants as a placement agent in connection with December 20, 1999 private placement. Pursuant to the terms of an agreement between the Company and Shoreline, such warrants have been issued to Shoreline Pacific Equity Ltd. and certain employees of Shoreline Pacific Institutional Finance.
(28) The number of shares beneficially owned by Shoreline Pacific Equity Ltd. includes (i) 23,280 shares of common stock issuable upon exercise of warrants granted in connection with November 1999 private placement, and
     (ii) 6,227 shares of common stock issuable upon exercise of warrants granted in connection with the December 20, 1999 private placement.
(29) Mr. Kleiman, as an associate of Shoreline, received warrants to purchase shares of common stock in connection with the November 1999 and December 20, 1999 private placements of the Company. The number of shares beneficially owned by Mr. Kleiman includes (i) 30,000 shares of common stock issuable upon exercise of warrants granted to him in connection with the November 1999 private placement, and (ii) 8,023 shares of common stock issuable upon exercise of warrants granted to him in connection with the December 20, 1999 private placement.
(30) Mr. Tansey, as an associate of Shoreline, received warrants to purchase shares of common stock in connection with the November 1999 and December 20, 1999 private placements of the Company. The number of shares beneficially owned by Mr. Tansey includes (i) 3,984 shares of common stock issuable upon exercise of warrants granted to him in connection with the
     November  1999  private  placement,  and (ii) 1,065  shares of common stock issuable upon exercise of warrants granted to him in connection with the December 20, 1999 private placement.
(31) Mr. Healy, as an associate of Shoreline, received warrants to purchase shares of common stock in connection with the November 1999 and December 20, 1999 private placements of the Company. The number of shares beneficially owned by Mr. Healy includes (i) 1,536 shares of common stock issuable upon exercise of warrants granted to him in connection with the
     November  1999  private  placement,  and (ii) 411  shares of  common  stock issuable upon exercise of warrants granted to him in connection with the December 20, 1999 private placement.
(32) Mr. Harband, as an associate of Shoreline, received warrants to purchase shares of common stock in connection with the November 1999 and December 20, 1999 private placements of the Company. The number of shares beneficially owned by Mr. Harband includes (i) 912 shares of common stock issuable upon exercise of warrants granted to him in connection with the
     November  1999  private  placement,  and (ii) 244  shares of  common  stock issuable upon exercise of warrants granted to him in connection with the December 20, 1999 private placement.
(33) Ms. Collins, as an associate of Shoreline, received warrants to purchase shares of common stock in connection with the November 1999 and December 20, 1999 private placements of the Company. The number of shares beneficially owned by Ms. Collins includes (i) 144 shares of common stock issuable upon exercise of warrants granted to her in connection with the
     November  1999  private  placement,  and (ii) 38  shares  of  common  stock issuable upon exercise of warrants granted to her in connection with the December 20, 1999 private placement.
(34) Ms. Jorajuria, as an associate of Shoreline, received warrants to purchase shares of common stock in connection with the November 1999 and December 20, 1999 private placements of the Company. The number of shares beneficially owned by Ms. Jorajuria includes (i) 144 shares of common stock issuable upon exercise of warrants granted to her in connection with the November 1999 private placement, and (ii) 38 shares of common stock issuable upon exercise of warrants granted to her in connection with the December 20, 1999 private placement.
(35) Genesis Select Corporation is an investor relations consultant to the Company. The number of shares beneficially owned by Genesis Select includes 50,000 shares of common stock issuable upon exercise of warrants granted in connection with consulting services to the Company.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling shareholders. However, we will receive up to $7,229,017 upon payment of the exercise price for the common stock underlying the warrants if all of the warrants are exercised. We will use all of these proceeds for working capital for our operations.


                         DETERMINATION OF OFFERING PRICE

     Because this prospectus relates only to the resale of previously issued shares of common stock, we did not determine an offering price. The selling shareholders will individually determine the offering price of the common stock. The selling shareholders may use this prospectus from time to time to sell their common stock. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.


                              PLAN OF DISTRIBUTION

     In connection with our issuance to the selling shareholders of our Series A Junior Convertible Preferred Stock and warrants, we provided to them certain registration rights and have subsequently filed a registration statement on Form S-3 with the SEC. That registration statement covers the resale of the common stock from time to time on the Nasdaq National Market or other national security exchange or automated quotation system upon which our common stock is then traded or in privately negotiated transactions. This prospectus forms a part of that registration statement. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep it effective until this prospectus is no longer required for the selling shareholders to sell their shares of common stock and to indemnify and hold the selling shareholders harmless against certain liabilities under the Securities Act that could arise in connection with the selling shareholders' sale of their shares. We have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement.

     The selling shareholder may sell the shares of common stock described in this prospectus directly or through underwriters, broker-dealers or agents. The selling shareholders may also transfer, devise or gift their shares by other means not described in this prospectus. As a result, pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer may offer shares of common stock. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act, the selling shareholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

     The selling shareholders may sell shares of common stock from time to time in one or more transactions:

     o    at fixed prices that may be changed,
     o    at market prices prevailing at the time of sale, or
     o at prices related to such prevailing market prices or at negotiated prices.

     The selling shareholders may offer their shares of common stock in one or more of the following transactions:

     o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,
     o    in the over-the-counter market,
     o    in privately negotiated transactions,
     o    through options,
     o    by pledge to secure debts and other obligations,
     o    by a combination of the above methods of sale, or
     o    to cover short sales made pursuant to this prospectus.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders also may sell shares short and deliver the shares to close out such short positions. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     In order to comply with the securities laws of certain states, the selling shareholders must offer or sell the shares only through registered or licensed brokers or dealers. In addition, in certain states, the selling shareholders can not offer or sell the shares unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The Commission may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commission under the Securities Act.

     Under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling shareholder or any such other person.


                            DESCRIPTION OF SECURITIES
COMMON STOCK

     For a description of our common stock, see our Registration Statement on Form 8-A filed with the SEC on October 31, 1996 and incorporated by reference into this prospectus.

RIGHTS

     In September 1999, we adopted a Shareholder Rights Plan for the protection of our shareholders. For a description of the Rights relating to our Shareholder Rights Plan, see our Form 8-K filed with the SEC on September 23, 1999 and incorporated by reference into this prospectus.

SERIES A JUNIOR CONVERTIBLE PREFERRED STOCK

     Pursuant to a Stock and Warrant Purchase Agreement dated as of December 20, 1999, we issued shares of Series A Junior Convertible Preferred Stock, $.001 par value, to the investors in the December 20, 1999 private placement.

     The Series A Junior Convertible Preferred Stock is automatically convertible into shares of our common stock upon the approval of our shareholders of the issuance of common stock upon the conversion of such preferred stock. Such shareholder approval was obtained at a Special Meeting of Shareholders held on March 10, 2000. Each share of Series A Junior Convertible Preferred Stock is convertible into an amount of our common stock equal to a conversion ratio of: (1) a liquidation preference of $100 plus any penalties divided by (2) $7.00. The conversion ratio is subject to adjustment if we pay a dividend or make a distribution to the holders of our common stock, we subdivide or combine our common stock, we reclassify our common stock or we issue or distribute rights or warrants.

     The Series A Junior Convertible Preferred Stock is not entitled to receive any dividends or any other type of distribution. The holders of such preferred stock will not have any voting rights other than those they are required to have by law. The Series A Junior Convertible Preferred Stock ranks senior to our common stock for purposes of distributing our assets in the event we must liquidate, dissolve or wind up our business.

     We must have the approval of at least a majority of the then outstanding Series A Junior Convertible Preferred Stock to:

     o alter, amend or repeal any of the rights or privileges of such preferred stock or any other capital stock that would adversely affect such preferred stock;
     o create any series or class of capital stock that is equal or senior in rights to such preferred stock;

     o    increase the authorized number of shares of such preferred stock; and
     o    increase the par value of our common stock.

SERIES B JUNIOR CONVERTIBLE PREFERRED STOCK ISSUED TO SELLING SHAREHOLDERS PURSUANT TO THE DECEMBER 30, 1999 PRIVATE PLACEMENT

     Pursuant to a Stock and Warrant Purchase Agreement dated as of December 30, 1999, we issued shares of Series B Junior Convertible Preferred Stock, $.001 par value, to the investors in the December 30, 1999 private placement.

     The Series B Junior Convertible Preferred Stock is automatically convertible into shares of our common stock upon the approval of our shareholders of the issuance of common stock upon the conversion of such preferred stock. Such shareholder approval was obtained at a Special Meeting of Shareholders held on March 10, 2000. Each share of Series B Junior Convertible Preferred Stock is convertible into an amount of our common stock equal to a conversion ratio of: (1) a liquidation preference of $100 plus any penalties divided by (2) $7.00. The conversion ratio is subject to adjustment if we pay a dividend or make a distribution to the holders of our common stock, we subdivide or combine our common stock, we reclassify our common stock or we issue or distribute rights or warrants.

     The Series B Junior Convertible Preferred Stock is not entitled to receive any dividends or any other type of distribution. Other than as described below, the holders of such preferred stock will not have any voting rights other than those they are required to have by law. So long as the Series B Convertible Preferred Stock is outstanding, the holders of such preferred stock shall have the exclusive right, voting separately as a class, to elect one director to the Board of Directors of the Company. The Series B Junior Convertible Preferred Stock will rank senior to our common stock for purposes of distributing our assets in the event we must liquidate, dissolve or wind up our business.

     We must have the approval of at least a majority of the then outstanding Series B Junior Convertible Preferred Stock to:

     o alter, amend or repeal any of the rights, preferences or privileges of such preferred stock or any other capital stock that would adversely affect such preferred stock;
     o create any series or class of capital stock that is equal or senior in rights to such preferred stock;
     o    increase the authorized number of shares of such preferred stock;
     o    increase the par value of our common stock;
     o create a new class or series of preferred stock entitled to payment of dividends;
     o authorize or approve any liquidation, dissolution, or winding up of the Company or any filing of a voluntary petition in bankruptcy;
     o authorize or approve any transaction, including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets or recapitalization;
     o pay any dividends or distributions on any capital stock other than capital stock senior in rights to such preferred stock; or
     o redeem or repurchase (or make funds available for a sinking fund for the redemption or repurchase of) any capital stock.

WARRANTS ISSUED TO SELLING SHAREHOLDERS PURSUANT TO THE STOCK AND WARRANT PURCHASE AGREEMENT

     Pursuant to the Stock and Warrant Purchase Agreement dated as of December 20, 1999, we issued the warrants to the investors in the private placement. The warrants expire five years after issuance.

     EXERCISE OF WARRANTS. The warrants may be exercised at any time after issuance.

     EXERCISE PRICE. The exercise price of each warrant is $8.00 per share of common stock represented by the warrant. The exercise price of the warrants is subject to customary anti-dilution adjustments upon such events as the subdivision or combination of the common stock, the distribution of our assets to holders of common stock, and other similar events.

     CASHLESS EXERCISE OPTION. If the common stock to be issued in exchange for the warrants is not registered for resale in accordance with the Registration Rights Agreement entered into between the Company and the investors, or the Company provides notice of its election to redeem the warrants, the warrant holders are entitled to a "cashless exercise" option. This option entitles the warrant holders to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares to which the warrant holder is entitled, the last reported sale price of the common stock and the applicable exercise price of the warrants.

     FAILURE TO DELIVER THE COMMON STOCK UNDERLYING THE WARRANTS. If we fail to deliver the common stock underlying the warrants upon exercise of such warrants within two business days of receipt of the notice of exercise, we will be required to pay to the exercising holder of the warrant an amount equal to 0.5% of the product of:

     o    the number of shares of common stock not issued to the holder, and

     o the average last closing price of the common stock for the five consecutive trading days immediately preceding the last possible day we could have issued the common stock.

     REDEMPTION AT OUR ELECTION. We may redeem the warrants upon 30 days prior written notice to the holder, in our sole discretion, at $.01 per share of common stock underlying the warrants provided the following conditions have been met:

     o    this Registration Statement is effective;

     o the closing bid price of our common stock is greater than $12.00 (as equitably adjusted to reflect any merger, consolidation or reorganization of the Company or any stock split, subdivision, reverse stock split or combination effected by the Company) for twenty consecutive trading days immediately preceding our election to redeem; and

     o our common stock is listed on Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange.

     COVENANTS. We made certain customary covenants with respect to the warrants, including, among others:

     o the warrants, and any common stock to be issued upon exercise of the warrants, are and will be duly authorized and validly issued;

     o we will have 100% of the underlying shares of common stock authorized and reserved for issuance during the term of the warrants;

     o we must reserve at least 100% of the number of shares of common stock issuable upon exercise of the warrants;

     o the common stock issuable upon exercise of the warrants shall be listed on each national securities exchange or automated quotation system upon which our common stock is then listed; and

     o we will act in good faith in carrying out the provisions of the warrants.

     If we grant any dividend rights to holders of common stock, the holders of the warrants are entitled to acquire the aggregate amount of rights which such holder could have acquired if such holder had completely exercised their warrant immediately prior to the record date for the granting of such rights.

     In addition, upon any conveyance or exchange of all or substantially all of our assets to another corporation or entity, or a recapitalization, reorganization, reclassification, consolidation, or merger in which the holders of our common stock are entitled to receive stock, securities or assets with respect to or in exchange for our common stock in which we are not the surviving entity, we will obtain from the acquiring person or entity a written agreement to deliver to each holder of the warrants, in exchange for the warrants, a security from the acquiring entity evidenced by a written instrument substantially similar in form and substance to the warrant.

     AMENDMENT. The provisions of the warrants may be amended only after we have obtained the written consent of warrant holders representing 66.7% of the shares of common stock issuable upon exercise of the warrants then outstanding.
However, we may not increase the exercise price of the warrants, decrease the term of the warrants or decrease the amount of common stock issuable upon exercise of any warrant or otherwise materially adversely effect the rights of the holder without the written consent of the holder of such warrant.

WARRANTS ISSUED THE PLACEMENT AGENTS IN CONNECTION WITH THE PRIVATE PLACEMENT

     In connection with services performed as placement agents, we issued warrants to the placement agents in connection with the private placement. The warrants expire five years after issuance.

     EXERCISE OF WARRANTS. The warrants may be exercised at any time after issuance.

     EXERCISE PRICE. The exercise prices of the warrants range from $7.00 to $9.12 per share of common stock represented by the warrants. The exercise price of the warrants is subject to customary anti-dilution adjustments upon such events as the subdivision or combination of the common stock, the distribution of our assets to holders of common stock, and other similar events.

     CASHLESS EXERCISE OPTION. The placement agents are entitled to a "cashless exercise" option. This option entitles the placement agents to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares to which the warrant holder is entitled, the last reported sale price of the common stock and the applicable exercise price of the warrants.

     COVENANTS. We made certain customary covenants with respect to the warrants, including, among others:

     o the warrants, and any common stock to be issued upon exercise of the warrants, are and will be duly authorized and validly issued;

     o we will have 100% of the underlying shares of common stock authorized and reserved for issuance during the term of the warrants;

     o we must reserve at least 100% of the number of shares of common stock issuable upon exercise of the warrants;

     o the common stock issuable upon exercise of the warrants shall be listed on each national securities exchange or automated quotation system upon which our common stock is then listed; and

     o we will act in good faith in carrying out the provisions of the warrants.

     In addition, upon any conveyance or exchange of all or substantially all of our assets to another corporation or entity, or a recapitalization, reorganization, reclassification, consolidation, or merger in which the holders of our common stock are entitled to receive stock, securities or assets with respect to or in exchange for our common stock in which we are not the surviving entity, we will obtain from the acquiring person or entity a written agreement to deliver to each holder of the warrants, in exchange for the warrants, a security from the acquiring entity evidenced by a written instrument substantially similar in form and substance to the warrants.

     AMENDMENT. We may not increase the exercise price of the warrants, decrease the term of the warrants or decrease the amount of common stock issuable upon exercise of any warrant or otherwise substantially alter the rights of the holder without the written consent of the holder of such warrant.

WARRANTS ISSUED THE GENESIS SELECT CORPORATION

     In connection with consulting services performed and to be performed relating to investor relations matters, we issued warrants to Genesis Select Corporation. The warrants expire five years after issuance.

     EXERCISE OF WARRANTS. The warrants may be exercised at any time after issuance.

     EXERCISE PRICE. The exercise prices of the warrants range from $8.19 to $14.40 per share of common stock represented by the warrants. The exercise price of the warrants is subject to customary anti-dilution adjustments upon such events as the subdivision or combination of our common stock, the distribution of our assets to holders of common stock, and other similar events.

     CASHLESS EXERCISE OPTION. The consultant is entitled to a "cashless exercise" option. This option entitles the consultant to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares to which the warrant holder is entitled, the last reported sale price of the common stock and the applicable exercise price of the warrants.

     COVENANTS. We made certain customary covenants with respect to the warrants, including, among others:

     o the warrants, and any common stock to be issued upon exercise of the warrants, are and will be duly authorized and validly issued;

     o we will have 100% of the underlying shares of common stock authorized and reserved for issuance during the term of the warrants;

     o we must reserve at least 100% of the number of shares of common stock issuable upon exercise of the warrants;

     o the common stock issuable upon exercise of the warrants shall be listed on each national securities exchange or automated quotation system upon which our common stock is then listed; and

     o we will act in good faith in carrying out the provisions of the warrants.

     In addition, upon any conveyance or exchange of all or substantially all of our assets to another corporation or entity, or a recapitalization, reorganization, reclassification, consolidation, or merger in which the holders of our common stock are entitled to receive stock, securities or assets with respect to or in exchange for our common stock in which we are not the surviving entity, we will obtain from the acquiring person or entity a written agreement to deliver to each holder of the warrants, in exchange for the warrants, a security from the acquiring entity evidenced by a written instrument substantially similar in form and substance to the warrants.

         AMENDMENT. We may not increase the exercise price of the warrants, decrease the term of the warrants or decrease the amount of common stock issuable upon exercise of any warrant or otherwise substantially alter the rights of the holder without the written consent of the holder of such warrant.


                                  LEGAL MATTERS

     Certain legal matters have been passed upon for the Company by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                                     EXPERTS

     The audited financial statements of the Company as of and for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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No  dealer,  salesman  or  other  person  has
been   authorized  to  give  any  information
or  to  make  any  representations other than
those    contained    or    incorporated   by
reference  in this  prospectus  in connection
with  the  offering  described  herein,  and,
if  given   or  made,   such  information  or
representation   must  not be  relied upon as
having  been  authorized  by  the  Company or
by  any selling shareholder.  This prospectus
does  not  constitute  an offer to sell, or a
solicitation   of   an   offer   to  buy, any
securities    other   than   the   registered
securities  to  which it relates, or an offer
to  sell,  or a  solicitation  of an offer to
buy,  in any  jurisdiction  in  which  it  is
unlawful to make such offer or  solicitation.                  SKYMALL, INC.
Neither the delivery of this  prospectus  nor
any sale made  hereunder  shall,  under   any
circumstances,  create  an  implication  that
there has been no  change in the  affairs  of
the Company since  the date  hereof  or  that                 2,207,602 SHARES
the information  contained herein is  correct                  COMMON STOCK
as of any time subsequent to the date hereof.


           ---------------------
                                                                PROSPECTUS

             TABLE OF CONTENTS
                                         Page
                                         ----

Where You Can Find More Information......  2
Incorporation of Certain Documents
  By Reference...........................  2
Prospectus Summary.......................  4
The Company..............................  4
Our Operations...........................  4                  March 10, 2000
The Offering.............................  8
Risk Factors.............................  9
Selling Shareholders..................... 16
Use of Proceeds.......................... 22
Determination of Offering Price.......... 22
Plan of Distribution..................... 22
Description of Securities................ 24
Legal Matters............................ 29
Experts.................................. 30

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